Exhibit 10.1

CREDIT AGREEMENT
This Credit Agreement (this “Agreement”), dated November 15, 2016 is between DAKTRONICS, INC., a South Dakota corporation (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”).
ARTICLE I

DEFINITIONS
1.1.    Definitions. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, limited liability company or partnership, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Adjusted Fixed Charge Coverage Ratio” means, with respect to any fiscal period of determination with respect to the Borrower, the ratio of:
(a)    EBITDA minus the sum of (i) any dividends or other distributions (with the exception of any U.S. Bank approved special cash dividend), (ii) a reserve for maintenance Capital Expenditures in the amount of $6,000,000, and (iii) income taxes paid in cash, but excluding cash used to repurchase any stock of the Borrower to
(b)    all required principal and interest payments with respect to Indebtedness (including but not limited to all payments with respect to Capitalized Lease Obligations of the Borrower), in each case determined for said period in accordance with GAAP.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.

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“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means the amount specified in the column in the table below that corresponds to the IBD/EBITDA ratio at the time in question:

IBD/EBITDA Ratio	Applicable Margin	Tier
Less than 0.50 to 1.00	LIBOR + 145 basis points	1
Greater than or equal to 0.50 to 1.00 but less than 1.25 to 1.00	LIBOR + 170 basis points	2
Greater than or equal to 1.25 to 1.00	LIBOR + 195 basis points	3
The Applicable Margin shall be determined in accordance with the foregoing table based on the applicable tier as reflected in the then most recent annual or quarterly financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or (b). Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such financials of the Borrower and its Subsidiaries is so required. If the Borrower fails to deliver the financials to the Lender at the time required pursuant to Section 6.1, then beginning on the day after such financials are due the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five (5) days after such financials are so delivered, at which time the Applicable Margin shall be determined based on such financials according to the tables above.

Notwithstanding the foregoing, Tier 1 shall be deemed to be applicable until the Lender’s receipt of the applicable financials for the Borrower’s first full fiscal quarter ending after the Effective Date, and adjustments to the tier then in effect shall thereafter be effected in accordance with the preceding paragraph.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means either of the Chief Executive Officer and the Chief Financial Officer of the Borrower, acting singly.
“Available Revolving Commitment” means, at any time, the Revolving Commitment Amount then in effect minus the Revolving Exposure at such time.
“Borrowing Date” means a date on which a Loan is made or a Facility LC is issued hereunder.
“Borrowing Notice” is defined in Section 2.5.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Lender, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.
“Change in Law” means the adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or

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agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Credit Extension” means the making of a Loan, or the issuance or amendment of a Facility LC hereunder.
“Daily Reset LIBOR Rate” means the greater of (a) zero percent (0.0%) and (b) the one-month LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent.
“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.
“Deposits” is defined in Section 10.1.
“Dollar” and “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to any fiscal period of determination, the net income of the Borrower before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.
“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to

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terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” is defined in Article VII.
“Excluded Taxes” means, in case of the Lender, Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on the Lender, by the jurisdiction under the laws of which it is incorporated or is organized or in which its principal executive office is located.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Facility LC” is defined in Section 2.12(a).
“Facility LC Application” is defined in Section 2.12(b).
“Facility LC Fee” is defined in Section 2.12(c).
“Facility LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.
“Facility LC Payment Date” is defined in Section 2.12(d).
“Facility Termination Date” means November 15, 2019, or any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.
“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any Hedge Management Transaction.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

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“Hedge Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Hedge Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Management Transactions.
“Hedge Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.
“IBD” means all interest bearing obligations, including those represented by bonds, debentures, or other debt securities and open-ended bank guaranties, but excluding any long-term contractual obligations related to marketing transactions whose source of payment is underlying advertising agreements.
“Indebtedness” means all interest-bearing obligations, including those represented by bonds, debentures, or other debt securities, except principal reductions on the Revolving Loan.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.
“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, Equity Interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Letter of Credit” means a letter of credit or similar instrument which is issued upon the application of a Person or upon which a Person is an account party or for which a Person is in any way liable.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means a Revolving Loan.

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“Loan Documents” means this Agreement, the Facility LC Applications, the Notes, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Lender in connection with this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.
“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).
“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).
“Modify” and “Modification” are defined in Section 2.12(a).

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“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Management Transaction as of the date of determination (assuming the Hedge Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Management Transaction as of the date of determination (assuming such Hedge Management Transaction were to be terminated as of that date).
“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Note” is defined in Section 2.9(a).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Facility LC Obligations, all obligations in connection with Cash Management Services, all Hedge Management Obligations provided to the Borrower or any Subsidiary by the Lender, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Subsidiary to the Lender or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
“Participant” is defined in Section 11.1(b).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.
“Payment Date” means the first day of each month, provided, that if such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Acquisition, and the representation and warranty contained in Section 5.10 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated

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acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained, and (e) the total consideration paid in connection with all such Permitted Acquisitions does not exceed $10,000,000 in any fiscal year
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.12 to reimburse the Lender for amounts paid by the Lender in respect of any one or more drawings under Facility LCs.
“Revolving Commitment” means the obligation, if any, of the Lender to make the Revolving Loan to, and issue Facility LCs upon the application of, the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
“Revolving Commitment Amount” means $35,000,000, as such amount may be modified (a) pursuant to Section 2.4, or (b) otherwise from time to time pursuant to the terms hereof.
“Revolving Commitment Fee” is defined in Section 2.3.
“Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans outstanding at such time, plus (b) the aggregate principal amount of the Facility LC Obligations at such time.
“Revolving Loan” means a loan made pursuant to the Revolving Commitment to lend set forth in Section 2.1.
“Revolving Note” means the promissory note of the Borrower in the form of Exhibit A.
“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations

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promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.
“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).
“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Counterparty” means, with respect to any swap with the Lender, any Person or entity that is or becomes a party to such swap.

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“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.
“Transferee” is defined in Section 11.1.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.2.     Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding.”
1.3.     Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “shall” has the same meaning as the term “will.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lender, and shall survive any termination of such other agreements until the Obligations are irrevocably paid in full (other than inchoate indemnity obligations), all Facility LCs have expired without renewal or been returned to the Lender, and the commitments of the Lender to advance funds to the Borrower are terminated.
ARTICLE II

THE CREDITS
2.1.     Commitments. From and including the Effective Date and prior to the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower in Dollars and issue Facility LCs upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan and the issuance of each such Facility LC, the Revolving Exposure shall not exceed the Revolving Commitment Amount. Subject to the terms of this Agreement, the Borrower may borrow, repay and re-borrow the Revolving Loans at any time prior to the Facility Termination Date. Unless previously terminated, the Revolving Commitment shall terminate on the Facility Termination Date. The Lender will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.12.
2.2.     Required Payments; Termination. If at any time the Revolving Exposure exceeds the Revolving Commitment Amount, the Borrower shall immediately make a payment on the Revolving Loans in an amount sufficient to eliminate such excess. The Revolving Exposure and

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all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.
2.3.     Fees. The Borrower agrees to pay to the Lender a commitment fee (the “Revolving Commitment Fee”) at a per annum rate equal to 0.125% on the average daily Available Revolving Commitment from the date of this Agreement to and including the Facility Termination Date, payable in arrears on the last day of each quarter hereafter and on the Facility Termination Date.
2.4.    Termination and Reductions in Revolving Commitment; Optional Principal Payments.
(a)    The Borrower may permanently reduce the Revolving Commitment Amount in whole, or in part in integral multiples of $100,000, upon at least five (5) Business Days’ prior written notice to the Lender by 11:00 a.m. (Central Standard Time), which notice shall specify the amount of any such reduction, provided, however, that the Revolving Commitment Amount may not be reduced below the Revolving Exposure. The Borrower may, at any time when there are no Facility L/Cs outstanding, upon not less than 10 Business Days’ prior written notice to the Lender, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section 2.4, the Borrower shall pay to the Lender the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, and all unpaid Revolving Commitment Fees accrued to the date of such termination. All accrued Revolving Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lender to make Credit Extensions hereunder.
(b)    The Borrower may prepay the Revolving Loans, in whole or in part, at any time, without premium or penalty. Notwithstanding anything to the contrary, if the Revolving Loans are tied to a cash management sweep product agreed to by the Borrower and the Lender, then Revolving Loans will also be prepaid by applications made to the Revolving Loans in accordance with the terms of such cash management sweep product.
2.5.    Borrowing Requests. The Borrower shall give the Lender notice (a “Borrowing Notice”) not later than 11:00 a.m. (Central Standard Time) on the Borrowing Date of each Revolving Loan specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Revolving Loan, and

(ii)	the amount of such Revolving Loan.

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2.6.    Interest Rates. Interest on each Advance hereunder shall accrue at an annual rate equal to the Applicable Margin plus the Daily Reset LIBOR Rate. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
2.7.    Rates Applicable After Event of Default. During the continuance of an Event of Default, the Loans shall, at the option of the Lender (or, in the case of an Event of Default under Section 7.2, 7.6 or 7.7, automatically upon the occurrence of an Event of Default), bear interest at the rate otherwise applicable thereto plus 5.0% per annum and the Facility LC Fee shall, at the option of the Lender (or, in the case of an Event of Default under Section 7.2, 7.6 or 7.7, automatically upon the occurrence of an Event of Default) be increased by 5.0% per annum.
2.8.    Method of Payment. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified in Article XII by 12:00 noon (Central Standard Time) on the date when due. The Lender is authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.
2.9.    Evidence of Indebtedness.
(a)     The Revolving Loans shall be evidenced by a single Revolving Note payable to the order of the Lender in a principal amount equal to the Revolving Commitment Amount originally in effect (the “Note”).
(b)     The Lender shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of Facility LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Lender hereunder from the Borrower. The entries maintained in the accounts shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
2.10.     Telephonic Notices. The Borrower authorizes the Lender to extend Loans and to transfer funds based on telephonic notices made by any Person or Persons the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

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2.11.     Interest Payment Dates; Interest and Fee Basis. Interest is payable beginning December 1, 2016, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), and on the date of any prepayment on the amount prepaid, plus a final interest payment with the final payment of principal. Interest accrued pursuant to Section 2.7 shall be payable on demand. Interest on all Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Central Standard Time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the IBD/EBITDA Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the IBD/EBITDA Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly upon demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.
2.12.    Facility LCs.
(a)     Issuance. The Lender agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial Letters of Credit denominated in Dollars (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Effective Date and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding Facility LC Obligations shall not exceed $15,000,000, and (ii) the aggregate amount of the Revolving Exposure shall not exceed the Revolving Commitment Amount. No Facility LC shall have an expiry date later than the date which is 18 months subsequent to the Facility Termination Date.
(b)    Notice. Subject to Section 2.12(a), the Borrower shall give the Lender notice prior to 10:00 a.m. (Central Standard Time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The issuance or Modification by the Lender of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to the Lender and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the Lender shall have reasonably requested (each, a “Facility LC Application”). The Lender

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shall have no independent duty to ascertain whether the conditions set forth in Article IV have been satisfied. In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.
(c)     Facility LC Fees. The Borrower shall pay to the Lender, with respect to each international Facility LC, a letter of credit fee at a per annum rate equal to 0.50% of the original face amount of such Facility LC for the period from the date of issuance to the scheduled expiration date of such Facility LC, such fee to be payable in arrears on the last day of each quarter hereafter (the “Facility LC Fee”). The Borrower shall also pay to the Lender on demand, all amendment, drawing and other fees regularly charged by the Lender to its letter of credit customers and all out-of-pocket expenses incurred by the Lender in connection with the issuance, Modification, administration or payment of any Facility LC.
(d)    Administration. Upon receipt of any demand for payment under any Facility LC from the beneficiary of such Facility LC, the Lender shall notify the Borrower as to the amount to be paid by the Lender as a result of such demand and the proposed payment date (the “Facility LC Payment Date”). The responsibility of the Lender to the Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with the requirements of such Facility LC.
(e)     Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender on or before the applicable Facility LC Payment Date for any amounts to be paid by the Lender upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind. All such amounts paid by the Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to the Loans for such day if such day falls on or before the applicable Facility LC Payment Date and (y) the sum of 5.0% per annum plus the rate applicable to the Loans for such day if such day falls after such Facility LC Payment Date. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.5 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an advance hereunder for the purpose of satisfying any Reimbursement Obligation.
(f)    Obligations Absolute. The Borrower’s obligations under this Section 2.12 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Facility LC. The Borrower further agrees with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such

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transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.

(g)     Actions of Lender. The Lender shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex, teletype or electronic mail message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.
(h)    Indemnification. The Borrower hereby agrees to indemnify and hold harmless the Lender and its affiliates, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which the Lender may incur (or which may be claimed against the Lender by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses (including reasonable counsel fees and disbursements) which the Lender may incur by reason of or on account of the Lender issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify the Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Lender as determined in a final non-appealable judgment by a court of competent jurisdiction in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the Lender’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.12(h) is intended to limit the obligations of the Borrower under any other provision of this Agreement.
(i)     Separate Reimbursement Agreement. In the event the Lender enters into a separate continuing reimbursement agreement with the Borrower, such reimbursement agreement shall not apply to the Facility LCs.
2.13.     Limitation of Interest. Notwithstanding any provision contained herein or in any Loan Document, the total liability of the Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the Highest Lawful Rate, and if any payments by the Borrower include interest in excess of the Highest Lawful Rate, the Lender shall apply the excess first to reduce the unpaid balance of the Loans, then to reduce the balance of any other Indebtedness of the Borrower to the Lender. If there is no such Indebtedness, the excess shall be returned to Borrower.

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2.14.     Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the specified currency with such other currency at the Lender’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lender in the specified currency, the Lender agrees to remit such excess to the Borrower.
ARTICLE III

YIELD PROTECTION; TAXES
3.1.    Yield Protection. If, on or after the date of this Agreement, there occurs any Change in Law which:
(a)    subjects the Lender to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or
(b)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or
(c)    imposes any other condition (other than Taxes) the result of which is to increase the cost to the Lender of making, funding or maintaining Loans, or of issuing Facility LCs, or reduces any amount receivable by the Lender in connection with its Loans or Facility LCs, or requires the Lender to make any payment calculated by reference to the amount of Loans or Facility LCs held or interest or Facility LC Fees received by it, by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loans or the Revolving Commitment or of issuing Facility LCs or to reduce the amount received by the Lender in connection with such Loans, Revolving Commitment or Facility LCs, then, within 15 days after demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.

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Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of the Lender’s right to demand such compensation.
3.2.     Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation or holding company controlling the Lender is increased as a result of (i) a Change in Law or (ii) any change on or after the date of this Agreement in the Risk-Based Capital Guidelines, then, within 15 days after demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which the Lender determines is attributable to this Agreement, the Revolving Exposure or the Revolving Commitment to make Loans and issue Facility LCs, as the case may be, hereunder (after taking into account the Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of the Lender’s right to demand such compensation.
3.3.     Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
(c)     The Borrower shall indemnify the Lender, within 15 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.3, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such

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payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
(e)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)    Each party’s obligations under this Section 3.3 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.4.     Lender Statements; Survival of Indemnity. The Lender shall deliver a written statement of the Lender to the Borrower as to the amount due, if any, under Section 3.1, 3.2, or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, and 3.3 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV

CONDITIONS PRECEDENT
4.1.    Initial Credit Extension. The Lender shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:
(a)    The Lender shall have received the following:

(i)	This Agreement executed by the Borrower.

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(ii)	The Note executed by the Borrower.

(iii)
Certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) there have been no changes in the charter document of the Borrower, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the bylaws or other organizational document, as attached thereto, of the Borrower as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) a good standing certificate (or analogous documentation if applicable) for the Borrower from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of the Borrower authorized to sign the Loan Documents, and authorized to request a Loan or the issuance of a Facility LC under the Credit Agreement.

(iv)	If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.
(b)    The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(c)    There shall not have occurred a Material Adverse Effect or a material adverse change in the facts and information regarding the Borrower and its Subsidiaries as represented by such entities to date.
(d)    The Lender shall have received evidence of all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Lender could have such effect.
(e)    No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.
(f)    The Lender shall have received: (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Lender’s

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reasonable judgment, together with all other information then available to the Lender, the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants set forth in Section 6.16, (ii) such information as the Lender may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended July 30, 2016, and (iv) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal years ended April 30, 2016, May 2, 2015, and April 26, 2014.
(g)    The Lender shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Sections 5.16 and 6.6.
(h)    The Lender shall have received such other agreements, documents, instruments and certificates as may be reasonably requested by the Lender.
4.2.    Each Credit Extension. The Lender shall not be required to make any Credit Extension unless on the applicable Borrowing Date:
(a)     All conditions set forth in Section 4.1 have been previously satisfied or waived by the Lender.
(b)    There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.
(c)     The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender:
5.1.     Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership or

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limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
5.2.     Authorization and Validity. Each of the Borrower and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and its Subsidiaries is a party constitute legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable against the Borrower and its Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
5.3.     No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s Constituent Documents, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4.     Financial Statements. The April 30, 2016 audited consolidated financial statements of the Borrower and its Subsidiaries, and their unaudited financial statements dated as of July 30, 2016, delivered to the Lender were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.
5.5.     Material Adverse Change. Since April 30, 2016 there has been no change in the business, Property,

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prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.6.     Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.
5.7.     Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
5.8.     ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
5.9.     Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.10.     Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

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5.11.     Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.
5.12.     Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.
5.13.     Ownership of Properties. Except as set forth in Schedule 5.13, the Borrower and its Subsidiaries will have good title, free of all Liens, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.13(a)).
5.14.     Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Borrower is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.
5.15.     Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
5.16.     Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, insurance in compliance with Section 6.6.
5.17.     Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.
(a)    The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-

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Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary, or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.
(b)    Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.
5.18.     Force Majeure. Since the date of the most recent financial statement referred to in Section 5.4, the business, properties and other assets of the Borrower and its Subsidiaries have Subsidiaries have not been affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case which could reasonably be expected to have a Material Adverse Effect.
5.19.     Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has been or is in violation in any material respect of applicable federal, state, local or foreign law dealing with labor matters which could reasonably be expected to have a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts), have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.
ARTICLE VI

COVENANTS
Until (a) each and all of the Obligations have been irrevocably paid and performed in full and (b) the Lender no longer has any commitment to provide any financial accommodations to the Borrower under any Loan Document:
6.1.    Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

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(a)    Within 90 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Lender, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (a) any management letter prepared by the accountants.
(b)    Within 45 days after the close of each quarterly period of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.16) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.
(c)    Following a request by the Lender, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.
(d)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.
(e)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.
(f)    Such other information (including non-financial information and environmental reports) as the Lender may from time to time reasonably request.

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(g) Any financial statement required to be furnished pursuant to Section 6.1(a) or Section 6.1(b) shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge; provided that the Borrower shall give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.
If any information which is required to be furnished to the Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lender at such earlier date.
6.2.    Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan or Facility LC, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Facility LC (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any applicable Sanctions.
6.3.    Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lender, promptly and in any event within five days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:
(a)    any Default or Event of Default;
(b)    (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions and (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c)    with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

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(d)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(e)    any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;
(f)    with respect to any insurance policy or policies described in Section 6.6, (i) such policy or policies shall be materially altered in a manner adverse to the Lender, or (ii) the amount of coverage thereunder shall be reduced; and
(g)    any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 6.3 shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.4.    Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the date of this Agreement and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
6.5.    Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.
6.6.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies, commercial property insurance on all of their Property, commercial general liability insurance, and other insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.
6.7.    Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, Anti-Corruption Laws and applicable Sanctions, and (b) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will not use, or allow any tenants or subtenants to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.

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6.8.    Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
6.9.    Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate.
6.10.    Permits and Licenses. Each of the Borrower and its Subsidiaries will possess all permits, contracts, licenses, trademarks, trade names, patents, copyrights and other authorizations and matters necessary to enable the Borrower and its Subsidiaries to conduct their businesses in the ordinary course, except those the absence of which could not reasonably be expected to have a Material Adverse Effect.
6.11.    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.12.    Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof, (ii) a Subsidiary may merge, consolidate, liquidate or dissolve into another non-guarantor Subsidiary, and (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or a Subsidiary in order to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof).
6.13.    Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:
(a)    Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

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(b)    The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.
(c)    Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section 6.13(c) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.
6.14.    Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition other than a Permitted Acquisition.
6.15.    Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
6.16.    Financial Covenants.
(a)    Adjusted Fixed Charge Coverage Ratio. The Borrower will not permit the Adjusted Fixed Charge Ratio, determined as of the end of its fiscal year for the then most-recently ended four (4) fiscal quarters, to be less than 2.0 to 1.0.
(b)    IBD/EBITDA Ratio. The Borrower will not permit the ratio of its IBD to EBITDA, determined as of the end of each of its fiscal quarters for the then most-recently ended four (4) fiscal quarters, to be greater than 1.0 to 1.0.
6.17.    Subsidiaries. Within a reasonable time after a Subsidiary is organized or acquired, or any Person becomes a Subsidiary pursuant to the definition thereof, or is designated by the Borrower or the Lender as a Subsidiary, the Borrower shall provide the Lender with written notice thereof setting forth information in reasonable detail describing the material assets of such Subsidiary, appropriate corporate resolutions, other corporate documentation and legal opinions, in each case in form and substance reasonably satisfactory to the Lender and its counsel, and such other documentation as the Lender may reasonably request. In addition, Borrower will, and will cause each Subsidiary to, promptly correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof.
6.18.    PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act.

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6.19.    Accounting Changes. The Borrower will not, and will not permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as permitted by the income-tax basis of accounting or GAAP (or except to become compliant with GAAP), or change its fiscal year, or (b) amend, modify or change any of its Constituent Documents in any manner materially adverse in any respect to the rights or interests of the Lender.
ARTICLE VII

DEFAULTS
The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):
7.1.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.
7.2.    Upon written notice, nonpayment of (i) principal of any Loan when due, or (ii) any Reimbursement Obligation, interest upon any Loan, any Revolving Commitment Fee or Facility LC Fee, or any other obligation under any of the Loan Documents within five (5) Business Days after the same becomes due.
7.3.    The breach by the Borrower of any of the terms or provisions of Section 6.2 (Use of Proceeds), 6.3 (Notice of Material Events), 6.4 (Conduct of Business), 6.6 (Insurance), 6.10 (Permits and Licenses), 6.11 (Payment of Obligations), 6.12 (Merger), 6.13 (Sale of Assets), 6.14 (Acquisitions), 6.15 (Affiliates), 6.16 (Financial Covenants), 6.17 (Subsidiaries), 6.18 (PATRIOT Act Compliance), or 6.19 (Accounting Changes).
7.4.    The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after the earlier of (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 6.3(a), or (iii) the date the Lender gives notice of such failure to the Borrower.
7.5.    (i) Failure of the Borrower or any of its Subsidiaries to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, or (iii) any portion of Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

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7.6.    The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.7.    Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower any of its Subsidiaries, or any Substantial Portion of their Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.
7.8.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
7.9.    The Borrower or any of its Subsidiaries shall fail within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.
7.10.    (i) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $500,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
7.11.    Nonpayment by the Borrower or any Subsidiary of any Hedge Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Hedge Management Transaction or any transaction of the type described in the definition of “Hedge Management Transactions,” whether or not the Lender or Affiliate of the Lender is a party thereto.
7.12. The occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.
7.13.     Any Loan Document shall fail to remain in full force or effect.
7.14.    Any occurrence or event that has a Material Adverse Effect.

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ARTICLE VIII

ACCELERATION AND REMEDIES
8.1.     Acceleration; Remedies.
(a)     If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lender to make Loans hereunder and the obligation and power of the Lender to issue Facility LCs shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Lender. If any other Event of Default occurs, the Lender may terminate or suspend the obligations of the Lender to make Loans hereunder and the obligation of the Lender to issue Facility LCs, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
(b)    Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.
(c)    After the exercise of remedies provided for in this Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Lender on account of the Obligations shall be applied by the Lender to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrower to the Lender under the Loan Documents as Lender may decide in its sole discretion.
8.2.     Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until (a) each and all of the Obligations have been irrevocably paid and performed in full, and (b) the Lender no longer has any commitment to provide any financial accommodations to the Borrower under any Loan Document.
ARTICLE IX
GENERAL PROVISIONS

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9.1.     Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
9.2.    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
9.3.     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.5.     Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.
9.6.     Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.7.     Expenses; Indemnification.
(a)     The Borrower shall reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender, including, without limitation, filing and recording costs and fees, costs of any environmental review, consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Lender in connection with the due diligence, preparation, administration, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents, and expenses incurred in connection with assessing and responding to any subpoena, garnishment or similar process served on the Lender relating to the Borrower, any Loan Document, or the extensions of credit evidenced thereby. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel

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to the Lender and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.
(b)     The Borrower further agrees to indemnify and hold harmless the Lender, its affiliates, and each of their directors, officers and employees, agents and advisors (each, an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not any Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of applicable Indemnified Party. The obligations of the Borrower under this Section 9.7 shall survive the termination of this Agreement.
9.8.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date of this Agreement.
9.9.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

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9.10.    No Advisory or Fiduciary Responsibility; Nonliability of Lender. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees: (i) (A) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person, and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates.  The relationship between the Borrower and its Subsidiaries on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Lender shall have no liability with respect to, and the Borrower and each of its Subsidiaries hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower and any of its Subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
9.11.     Confidentiality. The Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates, and, in each case, their respective employees, directors, and officers, (ii) to legal counsel, accountants, and other professional advisors to the Lender, (iii) as provided in Section 11.1, (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.5, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Lender with respect to any confidential information previously or hereafter received by the Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Lender with respect to such confidential information.

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9.12.     Nonreliance. The Lender represents it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.
9.13.     USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:
The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act.
9.14.     Communication by Cellular Phone or Other Wireless Device. By providing the Lender with a telephone number for a cellular phone or other wireless device, including a number the Borrower later converts to a cellular number, the Borrower is expressly consenting to receiving communications, including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system, from the Lender and the Lender’s affiliates and agents at that number. This express consent applies to each such telephone number that the Borrower provides to the Lender now or in the future and permits such calls for non-marketing purposes. Calls and messages may incur access fees from the Borrower’s cellular provider.
ARTICLE X
SETOFF
10.1.     Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs, the Borrower authorizes the Lender to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.
ARTICLE XI

BENEFIT OF AGREEMENT; SUCCESSORS AND ASSIGNS

11.1	Successors and Assigns.

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(a)     General. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns, except the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights and obligations under the Loans, the Facility L/Cs, and the Loan Documents to any other Person (“Transferees”). The Lender may disclose to any Transferee and to any prospective Transferee any and all financial information in the Lender’s possession concerning the Borrower or any Subsidiary which has been delivered to the Lender by or on behalf of the Borrower or any Subsidiary pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower or any Subsidiary in connection with the Lender’s credit evaluation of the Borrower or any Subsidiary prior to entering into this Agreement. The parties to this Agreement acknowledge that this Section 11.1 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank.
(b)     Benefit of Certain Provisions. The Borrower agrees that each Transferee to which a participation is granted (each, a “Participant”) shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.3, 3.4, and 9.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.1, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.3 than the Lender would have received had it retained such interest for its own account except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation.
ARTICLE XII

NOTICES
12.1.     Notices.
(a)     Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or mailed by certified or registered mail as follows:

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(i)	if to the Borrower, at 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Sheila M. Anderson; and

(ii)	if to the Lender, at 141 North Main Avenue, Sioux Falls, South Dakota 57104 Attention: Carl A. Johnson.

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, except that notices to the Lender under Article II shall not be effective unless and until actually received by the Lender. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in paragraph (b).
(b)     Electronic Communications. Notices and other communications to the Lender may be delivered or furnished by e-mail pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or email is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)     Change of Address. Either party may change its address for notices and other communications by notice to the other party given in the manner set forth in this Section 12.1.
ARTICLE XIII
COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS
13.1.     Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender, and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
13.2.     Electronic Execution of Assignments; Electronic Records. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any

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applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act. The Lender is authorized to create electronic images and to destroy paper originals of any imaged documents and any such images maintained by the Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.
ARTICLE XIV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
14.1.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF SOUTH DAKOTA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
14.2.     CONSENT TO JURISDICTION. THE BORROWER IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN SOUTH DAKOTA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN SOUTH DAKOTA.
14.3.     WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature page follows]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

BORROWER: DAKTRONICS, INC. /s/ Reece A. Kurtenbach Daktronics, Inc Reece A. Kurtenbach Chief Executive Officer /s/ Sheila M. Anderson Daktronics, Inc Sheila M. Anderson Chief Financial Officer

LENDER:

U.S. BANK NATIONAL ASSOCIATION

/s/ Carl A. Johnson U.S. Bank National Association Carl A. Johnson Vice President

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SCHEDULE 5.13

LIENS

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EXHIBIT A
FORM OF REVOLVING NOTE
$________________                             Sioux Falls, South Dakota                                            __________________

___________________ (the “Borrower”), promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Lender”) at 141 North Main Avenue, Sioux Falls, South Dakota 57104 the principal amount of _____________ and No/100 Dollars ($__________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1(a) of the Agreement (as hereinafter defined), in immediately available funds, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.
The Lender is hereby authorized to record in accordance with its usual practice the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.
This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated _____________ (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF SOUTH DAKOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

_____________________________________

By:
Print Name:
Title:

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